EXHIBIT 99.1

Press Release

GeoPharma Reports 1Q FY 2006 Financial Results

Revenues Rise 70% Year -Over-Year, Generating $0.06 in Earnings

Largo, FL – August 3, 2005 – GeoPharma, Inc. (NASDAQ:GORX) today reported results for the first quarter of fiscal 2006, ended June 30, 2005.

Total revenues in the first quarter were $11.7 million, an increase of 70% as compared to the $6.9 million of revenues reported in the first quarter of fiscal 2005.

Net income in the first fiscal quarter was $516,000, or $0.06 per basic earnings per share, as compared to net income of $16,000, or $0.00 per share reported in the first quarter of fiscal 2005.

Mihir Taneja, Chief Executive Officer of GeoPharma, Inc., said, “We continued to experience strong revenue growth in the first quarter and were able to transfer this growth to the bottom line. Our overall business continues to expand and we are executing on our growth strategy according to plan. The investments we made over the past year in R&D and sales and marketing are indeed bearing fruit. We believe our strategy and these investments provide a solid foundation for continued growth in fiscal 2006.”

Carol Dore-Falcone, Vice President and Chief Financial Officer, added, “We are pleased to have met all of our financial goals for the first quarter of fiscal 2006. We believe our growth trend will continue going forward, particularly now as we begin to recognize revenues from veterinary levothyroxine sodium liquid and tablets, which began shipping in early July.”

GeoPharma will host their conference call today at 11:00 (ET) with CEO, Mihir Taneja; President, Dr. Kotha Sekharam and VP/CFO, Carol Dore-Falcone. Interested parties may participate in the conference call by dialing 1-800-265-0241 and entering passcode 33189768, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:00 PM (ET) by dialing 1-888-286-8010 and entering passcode 51794291.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.onlineihp.com, www.leanprotein.com and www.carbslim.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to

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future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Financial Table Follows

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Quarter Ended June 30,

	2005	2004
	(unaudited)	(unaudited)
Total Revenues	$11,770,746	$6,913,616

Gross Profit	$3,285,298	$1,627,377

SG&A	$2,615,100	$1,342,892

Other income / (expense),net	$56,500	$19,159

Income tax benefit(expense)	$(72,000)	$(14,442)

Preferred Dividends	$75,000	$150,833
Net income available to common shareholders	$515,946	$16,076
Basic earnings per common share outstanding	$0.06	$0.00
Basic weighted average common shares outstanding	8,746,145	7,713,899
Diluted earnings per common share outstanding	$0.04	$0.00
Diluted weighted average common shares outstanding	12,581,495	9,253,982

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